Exhibit 21
SUBSIDIARIES OF REGENCY AFFILIATES, INC.

Iron Mountain Resources, Inc., a Nevada corporation

National Resource Development Corporation, a Delaware corporation

Security Land and Development Company Limited Partnership, a Maryland limited partnership

Regency Power Corporation, a Delaware corporation

Rustic Crafts International, Inc., a Delaware corporation